Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in these Registration Statements on Form S-8 (333-214702 and 333-209668), of Provident Bancorp, Inc. of our report dated March 15, 2018, with respect to the consolidated financial statements of Provident Bancorp, Inc., which appears in this Annual Report on Form 10-K.
/s/ Whittlesey P.C.
Hartford, Connecticut March 15, 2018